UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 25, 2009
BIOHEART, INC.
(Exact name of registrant as specified in its charter)
Florida
(State or other jurisdiction of incorporation)

1-33718	65-0945967

(Commission File Number)	(IRS Employer Identification No.)
13794 NW 4th Street, Suite 212
Sunrise, Florida 33325
(Address of principal executive offices, including zip code)
(954) 835-1500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
As previously disclosed, in Current Reports on Form 8-K filed by Bioheart, Inc. (the “Company”) on October 17, 2008 and November 20, 2008, the Company received a letter from The NASDAQ Stock Market (the “NASDAQ Letter”) advising that, the Company’s listed securities had been below the minimum $35 million requirement for continued inclusion on The NASDAQ Capital Market pursuant to NASDAQ Marketplace Rule 4310(c)(3)(B) (the “Market Value of Listed Securities Requirement”). Furthermore, the NASDAQ Letter stated that the Company does not comply with NASDAQ Marketplace Rule 4310(c)(3)(A) or 4310(c)(3)(C), which requires the Company to have either minimum stockholders’ equity of $2.5 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.
The Company was permitted until November 14, 2008 (the “Compliance Period”), to regain compliance with the Market Value of Listed Securities Requirement. On November 17, 2008, the Company received a NASDAQ Staff Determination indicating that the Company had failed to regain compliance with the Market Value of Listed Securities Requirement, and that the Company’s securities were, therefore, subject to delisting from The NASDAQ Capital Market.
The Company appealed the Staff Determination and requested a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”) to review the Staff Determination. This stayed the delisting of the Company’s securities pending the Panel’s decision.
On February 25, 2009, the Company received written notification from The NASDAQ Stock Market of its determination to discontinue the Company’s NASDAQ listing effective as of the open of business on Friday, February 27, 2009. The Company issued a press release on February 26, 2009 with regard to the delisting. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
The Company is in the process of engaging a market maker for its common stock and causing the required application to be filed for quotation of the Company’s common stock on the Over-The-Counter Bulletin Board.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.
99.1	Press Release of Bioheart, Inc. dated February 26, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2009	BIOHEART, INC.
	By:	/s/ Howard J. Leonhardt
Howard J. Leonhardt
Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release of Bioheart, Inc. dated February 26, 2009

4